Exhibit 4.4.9
FIRST PRIORITY NOTES
GUARANTEE
     This GUARANTEE (this “Guarantee”), dated as of                      ___, 2006, is entered into by Sprint Nextel Corporation, a Kansas corporation (“Sprint Nextel”), in favor of each holder (“Holder”) of the First Priority Senior Secured Floating Rate Notes due 2011 (the “Notes”), and The Bank of New York Trust Company, N.A., as Trustee under the Indenture referred to below (the “Trustee”).
     WHEREAS, AirGate PCS, Inc., a Delaware corporation (“AirGate”), issued the Notes pursuant to that certain Indenture, dated as of October 25, 2004, among AirGate, the subsidiary guarantors named therein and the Trustee, as amended by the First Supplemental Indenture, dated as of January 25, 2005, among AirGate, the subsidiary guarantors named therein and the Trustee, and the Second Supplemental Indenture, dated as of February 15, 2005, among AirGate, the subsidiary guarantors named therein, A-Co. Merger Sub, Inc., a Delaware corporation, and the Trustee (as so amended, the “Indenture”);
     WHEREAS, AirGate is a wholly-owned subsidiary of Sprint Nextel;
     WHEREAS, the Board of Directors of Sprint Nextel has determined it to be in the best interest of Sprint Nextel to guarantee all of AirGate’s payment obligations under the Notes and all other monetary obligations of AirGate under the Indenture and the Notes;
     WHEREAS, Sprint Nextel desires to enter into this Guarantee on the terms and conditions set forth herein; and
     WHEREAS, all capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sprint Nextel hereby agrees as follows:
     1. Sprint Nextel hereby jointly and severally, with any other Person who may also guarantee the Guaranteed Obligations (defined below), unconditionally and irrevocably guarantees, on a senior unsecured basis, as a primary obligor and not as a surety, to each Holder of Notes and to the Trustee and its successors and assigns, the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on, if any, the Notes, only if lawful, and all other monetary obligations of AirGate under the Indenture, in so far as such monetary obligations relate to the Notes (collectively, the “Guaranteed Obligations”). Sprint Nextel further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Sprint Nextel, and Sprint Nextel shall remain bound under this Guarantee, notwithstanding any such extension or renewal. Failing payment when due of any amount so guaranteed for whatever reason, Sprint Nextel will be obligated to pay the same in full, or cause to be duly and punctually paid in full, without any demand or notice whatsoever.
     2. Sprint Nextel hereby waives presentation to, demand of payment from and protest to, AirGate of any of the Guaranteed Obligations, and also waives notice of protest for nonpayment. Sprint Nextel also hereby waives notice of any default by AirGate under the Notes or the Indenture. Sprint Nextel agrees that its obligations under this Guarantee shall be continuing, absolute, full and unconditional under any and all circumstances, to the fullest extent permitted by applicable law, and shall not be discharged except by payment in full of the Notes, irrespective of:
     (a) the value, genuineness, regularity, validity, enforceability, avoidance, subordination, discharge or disaffirmance of any of the Guaranteed Obligations, the Notes or the Indenture, or the absence of any action to enforce the same;
     (b) any extension or waiver, at any time or from time to time, without notice to Sprint Nextel, of the time for compliance by AirGate with any of its obligations under the Notes or the Indenture;
     (c) any substitution, release or exchange of any other guarantee of or security for any obligations of AirGate under the Notes or the Indenture;
     (d) any recission, amendment or modification to any of the terms or provisions of the Notes or the Indenture;
     (e) any law, regulation or order of any jurisdiction affecting any term of any of the Notes or the Indenture or the rights of any Holder of Notes or the Trustee with respect thereto;
     (f) any failure to obtain any authorization or approval from, or other action by, to notify, or to file anything with, any governmental authority or regulatory body required in connection with the performance of this Guarantee by Sprint Nextel;
     (g) the failure by any Holder of Notes or the Trustee to assert any claim or demand or to exercise any right or remedy against AirGate or any other guarantor of the Guaranteed Obligations or any other Person;
     (h) the failure by any Holder of Notes or the Trustee to exercise any right or remedy against any collateral securing any of the Guaranteed Obligations; or
     (i) any other circumstance whatsoever that might otherwise constitute a defense to or a legal or equitable discharge of Sprint Nextel’s obligations, in its capacity as guarantor, under this Guarantee.
     3. Sprint Nextel’s obligations under this Guarantee shall not be limited by any valuation, estimation or disallowance made in connection with any proceedings filed by or against Sprint Nextel under the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), whether pursuant to Section 502 of the Bankruptcy Code or any other section thereof. Sprint Nextel further agrees that, in its capacity as guarantor, none of the Holders of Notes shall be under any obligation to marshall any assets in favor of or against or in payment of any or all of the Guaranteed Obligations or the Notes. To the extent that Sprint Nextel makes a payment or payments on any or all of the Guaranteed Obligations and such payment or payments (or any part thereof) is or are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Sprint Nextel, its estate, trustee or receiver or any other party, including, without limitation, Sprint Nextel, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Guaranteed Obligations (or, if applicable, such part thereof as had been paid, reduced or satisfied by such amount), shall be reinstated and revived and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. Sprint Nextel waives all set-offs, counterclaims, reductions and diminutions of any obligation, and any defense of any kind or nature (other than payment of the Guaranteed Obligations), that Sprint Nextel may have or assert against AirGate or any other Person, and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guarantee.
     4. Sprint Nextel hereby unconditionally and irrevocably waives (a) any defense arising by reason of any claim or defense based upon an election of remedies by any Holder of Notes that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Sprint Nextel or other rights of Sprint Nextel to proceed against AirGate or any other guarantor or any other Person or collateral, if any, and (b) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations, the Notes or the Indenture.
     5. Sprint Nextel hereby waives any right to which it may be entitled to have its obligations under this Guarantee divided among it and other guarantors of the Guaranteed Obligations, if any, such that Sprint Nextel’s obligations would be less than the full amount claimed. Sprint Nextel hereby waives any right to which it may be entitled to have the assets of AirGate or any other Person who became an “obligor” under the Notes or the Indenture first be used and depleted as payment of the obligations of AirGate or such other Person, respectively, under the Notes and the Indenture prior to any amounts being claimed from or paid by Sprint Nextel under this Guarantee. Sprint Nextel hereby waives any right to which it may be entitled to require that suit be instituted against AirGate or any other guarantor of the Guaranteed Obligations or “obligor” under the Notes or the Indenture prior to an action being initiated against Sprint Nextel. Sprint Nextel further agrees that this Guarantee constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right, in its capacity as guarantor, to require that any resort be had by any Holder of Notes or the Trustee to any security held for payment of the Guaranteed Obligations.
     6. The failure to endorse a notation of this Guarantee on any Note shall not affect or impair the validity thereof.
     7. Sprint Nextel’s obligations under this Guarantee shall not be affected if any Holder of Notes is precluded for any reason (including, without limitation, the application of the automatic stay under Section 362 of the Bankruptcy Code) from enforcing or exercising any right or remedy with respect to the Notes, and Sprint Nextel shall pay to each affected Holder of Notes, upon demand, the amount that would otherwise have been due and payable had the exercise of such rights and remedies been permitted. In the event of any such application of the automatic stay under Section 362 of the Bankruptcy Code, the Notes shall forthwith become due and payable by Sprint Nextel for purposes of this Guarantee.

     8. Sprint Nextel hereby agrees that, unless and until all obligations with respect to the Notes and the Indenture have been paid in full, in its capacity as guarantor, it shall have no right (whether direct or indirect) of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) to the claims of any Holder of Notes or the Trustee against AirGate or any other Person who became an “obligor” under the Notes or the Indenture in respect of any obligation with respect to the Notes or the Indenture, notwithstanding any payment or payments made by Sprint Nextel hereunder or any set-off or application of funds of Sprint Nextel or by the Holder of Notes; and Sprint Nextel hereby waives all contractual, statutory and common law rights of reimbursement, contribution or indemnity it may have against AirGate or any other such Person, as the case may be, and any and all other rights of payment or recovery from AirGate or any other such Person, as the case may be, that it may now have or hereafter acquire until all Notes and all obligations under the Indenture in respect of the Notes have been paid in full (in which event such rights of payment or recovery shall be deemed to be in the form of a loan or loans made from Sprint Nextel to AirGate or any other such Person, as the case may be). Sprint Nextel further agrees that as between Sprint Nextel, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) the maturity of the Notes guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purpose of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Notes guaranteed pursuant to this Guarantee, and (b) in the event of any declaration of acceleration of such Notes as provided in Article VI of the Indenture, such Notes (whether or not due and payable) will forthwith become due and payable by Sprint Nextel for the purpose of this Guarantee.
     9. Except as otherwise specifically provided in Section 12 hereof with respect to the release of Sprint Nextel from this Guarantee, this Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Sprint Nextel and the successors thereof, and shall inure to the benefit of (and be enforceable by) the Trustee and the Holders of Notes from time to time, or their respective successors or assignees, until the Indenture shall have been satisfied and discharged in accordance with the terms thereof, and the principal of and interest, if any, on the Notes, and the obligations of Sprint Nextel in respect of the Guaranteed Obligations, have been satisfied by payment in full.
     10. Payments made by Sprint Nextel pursuant to this Guarantee will be made to each Holder of Notes in the same manner, and to the same location, as payments to such Holder of Notes are required to be made pursuant to the provisions of the Indenture.
     11. Sprint Nextel shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) paid or incurred by the Trustee or any Holder of Notes in connection with the enforcement of this Guarantee or any other rights of the Trustee or such Holder of Notes under the Notes or the Indenture with respect to this Guarantee and the prosecution or defense of any action by or against any of the Holder of Notes in connection with this Guarantee or the Indenture with respect to this Guarantee, whether involving Sprint Nextel or any other Person, including a trustee in bankruptcy; provided, however, that Sprint Nextel shall have no such obligation in connection with any action brought by any Holder of Notes against Sprint Nextel or AirGate to the extent that Sprint Nextel or AirGate is the prevailing party in the judgment rendered in any such action; and provided, further, that Sprint Nextel shall not be responsible for the fees and expenses of more than one firm of attorneys (in addition to any required local counsel).
     12. Sprint Nextel may be released from this Guarantee upon the sale or other transfer of the capital stock of AirGate or of all or substantially all of the assets of AirGate to an entity that is not Sprint Nextel or a Subsidiary of Sprint Nextel, which release shall be effective (a) only upon (1) the execution and delivery by such transferee of a guarantee of the Guaranteed Obligations, in form and substance substantially similar to this Guarantee, in favor of each Holder of Notes and the Trustee, and (2) written notice by Sprint Nextel to the Trustee accompanied by an Officer’s Certificate certifying as to compliance with this Section 12, and (b) without any further action on the part of the Trustee or any Holder of Notes. Upon any such release in compliance with the above requirements, the Trustee shall deliver an appropriate instrument evidencing such release. Any actions taken pursuant to this Section 12 shall not release AirGate as a primary obligor under the Indenture or the Notes.
     13. Any invalidity or unenforceability of any provision or application of this Guarantee shall not affect other lawful provisions and applications hereof, and to this end the provisions of this Guarantee are declared to be severable. Except as otherwise provided herein, this Guarantee may not be waived, amended, released or otherwise changed except with the consent of Sprint Nextel and not less than a majority in aggregate principal amount of the then outstanding Notes.
     14. This Guarantee shall be construed according to the laws of the State of New York without regard to conflicts of laws principles.
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FIRST PRIORITY NOTES
     IN WITNESS WHEREOF, the undersigned has duly executed this Guarantee as of the date first written above.

SPRINT NEXTEL CORPORATION

By:

Name:	Gary D. Begeman
Title:	Vice President